 Amendment to THE DISTRIBUTION AGREEMENT (List oF Funds)

THIS AMENDMENT TO THE DISTRIBUTION AGREEMENT (this “Amendment”), made this 1st day of May, 2019 (the “Amendment Effective Date”), by and between The KP Funds, a Massachusetts business trust (the “Trust”), and SEI Investments Distribution Co., a Pennsylvania corporation (the “Distributor”).

WHEREAS:

1.	The Trust and the Distributor entered into a Distribution Agreement, dated as of August 14, 2013, as amended from time to time (the “Agreement”), pursuant to which, among other things, the Distributor agreed to serve as the distributor of each portfolio of the Trust (each a “Fund” and collectively, the “Funds”) and such additional Funds that the Trust may create; and

2.	The parties hereto desire to further amend the Agreement on the terms and subject to the conditions provided herein.

NOW, THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Defined Terms. Except as specifically set forth herein, defined terms used herein shall have their respective meanings as set forth in the Agreement.

2.	Schedule A (List of Funds). Schedule A (List of Funds) of the Agreement is hereby deleted in its entirety and replaced with the Schedule A (List of Funds) set forth on Attachment 1 hereto.

3.	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and shall continue in full force and effect.

4.	Counterparts. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. This Amendment shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

5.	Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of the Distributor of the Funds and each of their respective permitted successors and assigns.

6.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the Amendment Effective Date.

DISTRIBUTOR:		TRUST:

SEI INVESTMENTS DISTRIBUTION CO.		THE KP FUNDS

By:	/s/ John C. Munch	By:	/s/ Matthew M. Maher
Name:	John C. Munch	Name:	Matthew M. Maher
Title:	Secretary and General Counsel	Title:	Secretary and Vice-President

ATTACHMENT 1

Schedule A

KP Retirement Path Retirement Income Fund

KP Retirement Path 2020 Fund

KP Retirement Path 2025 Fund

KP Retirement Path 2030 Fund

KP Retirement Path 2035 Fund

KP Retirement Path 2040 Fund

KP Retirement Path 2045 Fund

KP Retirement Path 2050 Fund

KP Retirement Path 2055 Fund

KP Retirement Path 2060 Fund

KP Retirement Path 2065 Fund

KP Large Cap Equity Fund

KP Small Cap Equity Fund

KP International Equity Fund

KP Fixed Income Fund